Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Accelerant Holdings, a Cayman Islands exempted company incorporated with limited liability (referred to throughout this Agreement as the “Company”) and Jay Green (“Employee”) effective as of March 18, 2026 (the “Effective Date”). The term “Party” or “Parties” as used herein shall refer to the Company, Employee, or both, as may be appropriate.

WHEREAS, the Parties desire to enter into an agreement regarding Employee’s transition from employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

1.	Transition from Employment.

(a)	Transition Period. Employee’s employment with the Company shall terminate effective the close of business on March 31, 2026 (the “Termination Date”).

(b)	Compensation and Benefits.

i.

From the Effective Date until the Termination Date, Employee shall receive a base salary at the rate of $528,000, paid in the same manner and on the same schedule as immediately prior to the Effective Date, and shall continue to be eligible to participate in the Company’s employee benefit plans and programs (subject to the terms and conditions of those plans and programs, which may be amended, modified, suspended or terminated by the Company at any time in accordance with their terms). Employee shall receive information in a timely manner regarding continuation of benefits for the period after April 1, 2026.

ii.

Employee shall be paid the full amount of his annual bonus earned in respect of the 2025 fiscal year, which shall be $528,000, which amount will be paid prior to the Termination Date. Except for the Target 2026 Year Bonus which forms a component part of the cash severance payment described in Section 2(a) below, Employee shall not be eligible to earn any further bonus under the Annual Incentive Program or to receive any further awards under the Equity Incentive Program (each as defined in the Employment Agreement), in each case for the fiscal year in effect as of the Effective Date or thereafter.

2. Consideration. In consideration for Employee (i) timely signing and not revoking this Agreement and complying in full with its terms, and (ii) timely signing and not revoking the Supplemental Release attached as Exhibit A hereto (the “Supplemental Release”), the Company agrees to pay or provide Employee the following (collectively, the “Severance Benefits”), which Employee acknowledges is in full satisfaction of Section 4(d) of the Employment Agreement:

(a)

An amount equal to $1,584,000 (“Termination Compensation”), representing the aggregate of (a) two (2) times Employee’s current base salary as of March 1, 2026 of $528,000, plus (b) the amount of $528,000, as Employee’s target annual cash bonus amount for 2026 (the “Target 2026 Year Bonus”) with the aggregate of the Termination Compensation becoming due in substantially equal installments as of the last day of each month during the twelve (12) month period commencing on the Termination Date (or if earlier, the date that Employee has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”) (such applicable date, the “Separation from Service Date”), with the first installment paid within sixty (60) days following the Separation from Service Date; provided, however, that such first installment shall include such amounts as would have otherwise been paid during the period beginning on the Separation from Service Date and ending on such payment date. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. For the avoidance of doubt, the aggregate amount payable subject to this Section 2(a) as Termination Compensation will be $1,584,000.

(b)

Monthly reimbursements for any COBRA premiums paid by Employee for Employee and any of Employee’s dependents through the eighteen (18)-month anniversary of the Termination Date, if and to the extent Employee and/or Employee’s eligible dependents are entitled to and elect COBRA continuation coverage under the Company’s major medical group plan in which Employee and/or Employee’s dependents participated immediately prior to the Termination Date, and subject further to the terms and conditions described in Section 4(d)(B) of the Employment Agreement, with the first installment paid within sixty (60) days following the Termination Date; provided, however, that such first installment shall include such amounts as would have otherwise been paid during the period beginning on the Termination Date and ending on such payment date.

(c)

With respect to Employee’s award of restricted share units under the Company’s Share Incentive Plan granted effective as of July 25, 2025, as amended on August 21, 2025 (the “RSU Award”), and notwithstanding anything to the contrary in the applicable Restricted Share Unit Agreement and Award Notice evidencing the RSU Award (the “Award Agreement”). Employee shall be entitled to accelerated vesting of the portion of the RSU Award that was scheduled to vest on or prior to the twelve (12)-month anniversary of the Termination Date, which as of the Effective Date shall be 442,250 shares, with the shares subject to the accelerated portion of the RSUs to be distributed to Employee within sixty (60) days following the Termination Date.

(d)

Legal Expenses. The Company will pay or reimburse Employee’s legal fees incurred in connection with the negotiation and drafting of this Agreement and ancillary documents up to a maximum of $35,000, which will be reimbursed to Employee within 30 days following the Effective Date upon submission of a summary invoice from counsel listing only the total fee amount in respect of the incurrence of such fees.

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the Severance Benefits specified in Section 2 above, except for Employee’s timely execution and non-revocation of this Agreement and the Supplemental Release and the fulfillment of the promises contained herein and therein. Regardless of whether Employee signs this Agreement or the Supplemental Release, the Company will pay Employee’s Accrued Rights (as defined in the Employment Agreement) in accordance with the terms of the Employment Agreement.

4. General Release, Claims Not Released and Related Provisions.

(a) General Release of All Claims by Employee. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges the Company, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”);

•	The Internal Revenue Code of 1986;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA);

•

any and all claims under the New Hampshire Law Against Discrimination, the New Hampshire Whistleblowers’ Protection Act, the New Hampshire Minimum Wage Act, the New Hampshire Safety and Health of Employees Law, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

•

any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b) Claims Not Released by Employee. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under the Company’s qualified retirement benefit plans as of the Effective Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) coverage and/or indemnification by the Company pursuant to any directors’ and officers’ liability insurance coverage of the Company or other contractual commitments; and (v) enforce this Agreement.

(c) Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

(d) Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

(e) General Release of All Claims by the Company. The Company, on its own behalf and on behalf of all Releasees, knowingly and voluntarily releases and forever discharges Employee, his heirs, executors, administrators, successors, and assigns, of and from any and all claims, known and unknown, asserted or unasserted, which the Releasees have or may have against Employee as of the date of execution of this Agreement.

5. Acknowledgments and Affirmations.

(a) Employee affirms that he has not filed or caused to be filed, nor is he presently a party to, any claim against the Company. Nothing in this Agreement or these Affirmations is intended to (i) impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity, or (ii) have the purpose or effect of preventing Employee from making truthful disclosures about alleged unlawful conduct.

(b) Employee also affirms that, excluding amounts referenced in Section 1(b) and Section 2, Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that as of one week after the Termination Date, Employee will have submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

(c) Employee further affirms that Employee has no known workplace injuries or occupational diseases.

(d) Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company, including the Employment Agreement, and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against the Company for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e) Employee further affirms that Employee has not reported internally to the Company any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to the Company.

(f) Employee and the Company acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

(g) Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s ability to exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions and publicly criticize an employer as an employer (provided that such criticism is not malicious or knowingly or recklessly false and does not attack the employer’s products or services).

6. Return of Property.

Except as provided otherwise by law, within ten (10) days following the Termination Date or such earlier date as requested by the Company, Employee will return, without copying or reproducing, all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control.

Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

7. Non-Disparagement; Press Release. Employee agrees to refrain from making false statements that are maliciously disparaging, or defamatory about Releasees, or Releasees’ customers, clients, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, X, LinkedIn, or Glassdoor, on blogs, by text or email or other electronic means. This provision does not prohibit Employee from making truthful statements about the terms or conditions of Employee’s employment, or from exercising Employee’s rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations. The Company agrees that its officers, directors, Board members, employees, and Employee’s supervisors will refrain from making false statements that are maliciously disparaging or defamatory about Employee, including but not limited to communications on social media websites or other electronic means. The Parties agree that the press release announcing Employee’s departure from the Company shall reflect the agreed-upon language set forth on Exhibit B hereto.

8. Indemnification. The Company agrees that Employee is a covered employee under the Company’s Directors and Officers’ liability policy, and that it will take all such actions as may be required to provide Employee with the full benefits of such coverage as it may exist from to time, towards the end of providing, under, subject to and in accordance with the terms of the policy as it may exist at the time of any claim asserted under the policy, indemnification to Employee, with the coverage afforded to Employee hereunder and thereunder to be at all relevant times not less than the coverage provided to Board members and other current and former most senior executive officers of the Company.

9. Arbitration of Disputes. Both Parties agree that any dispute, claim, controversy or cause of action, in law, directly or indirectly relating to or arising at any time out of or related to this Agreement, the validity hereof, including the determination of the scope or applicability of this agreement to arbitrate, shall, to the fullest extent permitted by law, be exclusively determined by final, binding and confidential arbitration in New Castle County, Delaware, conducted by the American Arbitration Association (“AAA”), or its successor, pursuant to the commercial rules of the AAA, or, if the arbitrator and the Parties agree, the Employment Arbitration Rules of the American Arbitration Association (AAA) which may be downloaded from www.adr.org. Arbitration and not a trial by a jury or court shall be the exclusive method for resolving any claim covered by this Agreement. The provisions of this Agreement related to arbitration shall be governed by and shall be enforced pursuant to the Federal Arbitration Act (the “FAA”). The arbitration will be heard by a neutral arbitrator selected by the parties through the selection process of the American Arbitration Association (AAA). Except where prohibited by federal law, all arbitrations shall be conducted on an individual basis only, and no class, collective, or representative action shall be permitted. The application and interpretation of this class/collective action waiver shall be determined by a court and not the arbitrator. No arbitrator shall have the right or authority to hear or conduct an arbitration on a class, collective, or representative basis unless all parties agree to such consolidation, in writing.

In adjudicating the claim(s), the substantive laws of the federal, state, or local law under which the claim arises shall be applied. To the extent any of the provisions in this Agreement conflict with any relevant arbitration rules of the AAA, this Agreement shall prevail. Other rules: (i) The arbitration will take place in a location determined by the Arbitrator, but which location shall be within New Castle County, Delaware (ii) The arbitrator shall apply the Federal Rules of Civil Procedure (except for Rules 23 and 26) and the Federal Rules of Evidence. (iii) The arbitrator shall have the authority to issue an award or partial award without conducting an arbitration hearing on the grounds that there is no claim stated on which relief can be granted or that there is no genuine issue as to any material fact and that a party is entitled to a judgment as a matter of law, consistent with Rule 12 or Rule 56 of the Federal Rules of Civil Procedure. (iv) For good cause shown, to prevent injustice, and to prevent discovery costs disproportionate to the value of the actual claim, the Arbitrator may impose limitations on discovery and may further require either cost-shifting or cost-sharing related to discovery, including, but not limited to discovery of electronically stored information, and motion practice. (v) There shall be one arbitrator for the matter up and through submission and determination of a motion for summary judgment. If a summary judgment is made, the arbitrator must render a written and detailed opinion on that motion within sixty (60) calendar days of submission of all supporting and opposition papers. If the summary judgment is in any part denied, the claims which survive summary judgment shall proceed to hearing before another arbitrator, who did not hear the summary judgment motion. That arbitrator shall be selected from a new list of proposed arbitrators to be provided by AAA (using its neutral selection process). If no summary judgment is filed then no new arbitrator will be selected to hear the matter, as the original arbitrator will retain jurisdiction. (vi) All arbitration proceedings under this arbitration agreement are private and confidential, unless applicable law provides to the contrary or unless disclosure is necessary to compel arbitration or enforce an award, or to comply with a court order or a subpoena. The arbitrator shall maintain the privacy and confidentiality of the arbitration hearing unless applicable law provides to the contrary. The arbitrator shall have the authority to make appropriate rulings to safeguard that confidentiality.

10. Jury Waiver. If any claim arising at any time between the Parties is found to not be subject to arbitration then, to the fullest extent permitted by law, Employee agrees that such claim shall be heard exclusively by a judge and without a jury.

11. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

12. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13. Withholding; Compliance with IRS Code Section 409A. All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions. The provisions regarding Section 409A set forth in Section 22 of the Employment Agreement are hereby incorporated herein by reference.

14. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

15. Entire Agreement. This Agreement and, except as modified pursuant to the terms of this Agreement, the Employment Agreement set forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any arbitration, intellectual property, noncompete, restrictive covenant, nonsolicitation, nondisclosure, equity, or confidentiality agreements between the Company and Employee (including, without limitation, the Restrictive Covenant Agreement (as defined in the Employment Agreement) entered into between the Parties), which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

16. Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

[SIGNATURE PAGE FOLLOWS]

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO CLIFF JENKS, GROUP GENERAL COUNSEL, AT CLIFF.JENKS@ACCELINS.COM AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT.” THE REVOCATION MUST BE RECEIVED BY CLIFF JENKS, GROUP GENERAL COUNSEL, AT CLIFF.JENKS@ACCELINS.COM OR HIS/HER DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

ACCELERANT HOLDINGS

		By:	/s/ Jeff Radke
By:	/s/ Jay Green	Name: Jeff Radke
Jay Green		Its: CEO

Date: March 18, 2026		Date: March 18, 2026